INDEMNIFICATION AGREEMENT

     This INDEMNIFICATION AGREEMENT is made as of the 18th day of May, 2005, by and between U.S. Wireless Data, Inc., a Delaware corporation ("USWD"), and Charles Leone ("Indemnitee").

     WHEREAS, USWD, in order to induce Indemnitee to serve for and on behalf of USWD, has agreed to provide Indemnitee with the benefits contemplated by this Agreement;

     WHEREAS, as a result of the provision of such benefits, Indemnitee has agreed to serve as a consultant to USWD;

     WHEREAS, in recognition of Indemnitee’s need for protection against personal liability and in order to enhance Indemnitee’s service to USWD in an effective manner, USWD wishes to provide in this Agreement for the indemnification of Indemnitee to the fullest extent permitted by law;

     NOW, THEREFORE, in consideration of these premises and of Indemnitee’s intention to serve USWD and intending to be legally bound hereby, the parties hereto agree as follows:

     1.     Indemnification. USWD shall indemnify and hold harmless Indemnitee from and against any loss, cost, damage, liability, injury, or expense (including, but not limited to, attorney’s fees and disbursements) suffered or sustained by Indemnitee by reason of any acts, omissions, or alleged acts or omissions in his capacity as a consultant to USWD, arising out of his activities on behalf of USWD, or in furtherance of the interests of USWD, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees, and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim; provided, that the acts or omissions upon which such actual or threatened action, proceeding, or claim is based were not performed or omitted as a result of fraudulent conduct, bad faith, or willful misconduct.

     2.   Miscellaneous.

          a.    This Agreement constitutes the entire agreement between the parties. This Agreement supersedes any prior agreement or understandings between the parties with respect to the subject matter hereof and shall not amend, modify, succeed, or in any way affect any other agreement or understanding between the parties hereto that are not related to the subject matter hereof. This Agreement may be amended only by the written consent of each of the parties hereto.

          b.    This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York.

          c.    Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

          d.    If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to the persons or circumstances, shall not be affected thereby.

          e.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

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     IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date and year first above written.

INDEMNITEE:	/s/ Charles I. Leone
Charles Leone
INDEMNITOR:	U.S. WIRELESS DATA, INC.
By: /s/ Robert Ellin
Robert Ellin
Chief Executive Officer